                                OPTION AGREEMENT

                                    BETWEEN:

                             CANALASKA VENTURES LTD.

                                      -AND-

                       NORTHWESTERN MINERAL VENTURES INC.

                                   CONCERNING;

                              THE WATERBURY PROJECT

                                OPTION AGREEMENT

THIS AGREEMENT, made effective as of the 9th day of November, 2005

BETWEEN:

CANALASKA VENTURES LTD., a corporation incorporated under the laws of the
Province of British Columbia,

(the"OPTIONOR")

-and-

NORTHWESTERN MINERAL VENTURES INC., a corporation incorporated under the laws of the Province of Ontario,

(the "OPTIONEE")

(collectively, the "PARTIES" and each, a "PARTY")

WITNESSETH THAT:

WHEREAS the Optionor owns and holds directly 100% of the right, title and interest in and to the Property (as defined herein);

AND WHEREAS the Parties hereto entered into a letter of intent concerning the
Property made as of the 6th day of October, 2005 (the "LETTER OF INTENT"). in
order to provide for the grant to the Optionee of the Options (as defined herein) to acquire from the Optionor up to a 75% interest in the Property;

AND WHEREAS the Parties now wish to enter into this Agreement as contemplated in the Letter of Intent in order to grant the Options to the Optionee, all for the consideration and upon the terms and conditions set forth herein;

NOW THEREFORE in consideration of the mutual covenants herein contained, the
Parties agree as follows:

                                        2

             ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions

Capitalized words and phrases used in this Agreement shall have the meaning given to such words and phrases below:

"50% OPTION" shall have the meaning ascribed thereto in Section 3.1 hereof.

"60% OPTION" shall have the meaning ascribed thereto in Section 3.2 hereof.

"75% OPTION" shall have the meaning ascribed thereto in Section 3.3 hereof.

"ABORIGINAL PEOPLES" shall mean any peoples native to Canada that Claim or have a right or interest in or to the Property that is dependent upon constitutional or other lawful non-contractual rights or powers.

"ACQUISITION DATE" shall have the meaning ascribed thereto in Section 3.1 hereof.

"AFFILIATE" means any corporation, company, partnership, joint venture or firm that controls, is controlled by or is under common control with a Person. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

"AGREEMENT" means this Option Agreement, including all schedules, and all instruments supplementing, amending or confirming this Agreement and references to "Article" or "Section" are to the specified article or section of this
Agreement.

"APPLICABLE LAW" means any applicable Canadian or foreign federal, provincial, state or local statute, regulation, rule, by-law, ordinance, order, policy or consent, including the common law, as well as any other enactment, treaty, official directive or guideline issued by a Governmental Authority and the terms and conditions of any permit, licence or similar document or approval issued by a Governmental Authority, and shall also include any order, judgment, decree, injunction, ruling, award or declaration, or other decision of whatsoever nature of a court, administrative or quasi-judicial tribunal, an arbitrator or arbitration panel or a Governmental Authority of competent jurisdiction that is not subject to appeal or that has not been appealed within the requisite time therefor.

"BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located at Toronto, Ontario are open for business during normal banking hours.

"CLAIM" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all reasonable Costs incurred in

                                        3

investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

"CONFIDENTIALITY" means to maintain in confidence and not to disclose the applicable information to third parties, except:

(i) employees, officers, directors, consultants, agents and other representatives that need to know or ought to know in order to discharge their respective duties in an efficient manner; or

(ii) Persons that are or may be interested in advancing, loaning, investing or otherwise providing potential debt or equity to a Party, including banks, financial institutions, brokerage companies and their respective employees, officers, directors, consultants, agents and other representatives, provided, however, that such Persons agree to maintain the information to be disclosed in confidence for a period not less than two years;

and "CONFIDENTIAL" and "CONFIDENCE" shall have similar meanings.

"COSTS" means any and all damages, including exemplary and punitive damages, losses, including economic losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect, including fines, penalties, interest, lawyers' fees and disbursements, and taxes thereon.

"DEVELOPMENT STAGE" shall have the meaning ascribed thereto in Section 3.3 hereof.

"EFFECTIVE DATE" means the date of this Agreement.

"ELECTION DATE" shall have the meaning ascribed thereto in Section 3.2 hereof.

"ENCUMBRANCES" means any pledge, lien, restriction, charge, security agreement, lease, conditional sale, title retention agreement, mortgage, encumbrance, assignment by way of or in effect as security, or any other security interest, and any option or adverse Claim, of any kind or character whatsoever.

"ENVIRONMENTAL LAWS" means all Applicable Laws relating to the protection of the environment, including air, soil, surface water, ground water, biota, wildlife or personal or real property, or to employee and public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property.

"EVENT OF FORCE MAJEURE" shall nave the meaning ascribed thereto in Section 9.3 hereof.

                                        4

"EXPENDITURES" means any and all expenditures and Costs of any kind incurred in respect of the Property, including expenditures incurred on Studies and all
Operator's Fees, and such Expenditures shall be deemed to have been incurred upon the earlier of:

(i)   the date of payment of same; or

(ii)  the date upon which such Expenditures become due and payable pursuant to the applicable contractual obligation;

provided, however, that Expenditures shall not include legal Costs to prepare this Agreement, nor implement any of the transactions contemplated herein, or to acquire additional mineral properties. For greater clarity, costs to maintain the Property in good standing shall qualify as Expenditures, and such amounts shall be credited towards the Optionee's Expenditure obligations as outlined under Article 3 of this Agreement.

"FEASIBILITY STUDY" means a study prepared at the direction of the Optionee by a recognized firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of minerals on the Property into commercial production by the establishment of a mine, reviews all outstanding issues, contains the statement of the ore reserves, reviews the nature and scale of any proposed operation, contains an estimate of the construction costs and production costs and is in the form of a bankable document (meaning a document appropriate for presentation to a bank or other financial institutions from which a party might wish to secure financing).

"GOVERNMENTAL AUTHORITIES" means all applicable federal, provincial or state and municipal agencies, boards, tribunals, ministries and departments, both Canadian and foreign.

"INDEMNIFIED PARTY" shall have the meaning ascribed thereto in Section 7.1 hereof.

"INDEMNIFYING PARTY" shall have the meaning ascribed thereto in Section 7.1 hereof.

"INITIAL EXPENDITURES" shall have the meaning ascribed thereto in Section 3.1 hereof.

"INFERTILE PROPERTY" shall have the meaning ascribed thereto in Section 5.1 hereof.

"JOINT VENTURE" shall have the meaning ascribed thereto in Section 4.4 hereof.

"JOINT VENTURE AGREEMENT" means the agreement for the further exploitation and development of the Property that both Parties have undertaken to negotiate in good faith and use their best efforts to execute on such terms as are mutually agreeable to the Parties following the exercise by the Optionee of the 50%
Option in accordance with the terms and conditions of this Agreement.

"LETTER OF INTENT" shall have the meaning ascribed thereto in the recitals hereto.

                                        5

"MATERIAL CONTRACT" means any contract or commitment, whether oral or written, to which the Optionor is bound or in respect of which the Optionor may have liability and that relates to the Property.

"MINERAL CLAIMS" means those nine mineral claims in six separate blocks totalling 12,417 hectares, all as further described in Schedule A hereto, as well as all additional mineral properties acquired pursuant to Article 8 hereof.

"MINING OPERATIONS" includes every kind of work done on or in respect of the
Property or the products therefrom and, without limiting the generality of the foregoing, includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and doing all other work usually considered to be prospecting, exploration, development and/or mining work.

"MISCELLANEOUS INTERESTS" means the interests of the Optionor in all property, assets and rights (other than the Property) ancillary to the Property to which the Optionor is entitled including, but not limited to, the interests of the
Optionor in:

      (a)   any Studies;

      (b)   all contracts, agreements and documents relating to the Property and the operations conducted thereunder or any rights in relation thereto;

      (c)   all subsisting rights to enter upon, use and occupy the surface of any lands forming part of the Property or of any lands to be traversed in order to gain access to any of the lands forming part of the Property;

      (d)   all assignable permits, licenses and authorizations relating to the
      Property;

      (e)   all books, records, data and other information relating to the
      Property, including accounting records, plans, drawings and specifications;

      (f)   Intentionally Deleted;

      (g)   Intentionally deleted; and

      (h)   all pre-paid expenses and deposits relating to the Property.

"NOTICE" shall have the meaning ascribed thereto in Section 9.7 hereof.

"NSR" means net smelter royalty.

"NWT SHARES" means the issued and outstanding shares of the Optionee, which carry the right to vote at shareholders' meetings, the right to receive dividends and the right to a proportionate share of assets upon dissolution, as constituted on the Effective Date.

                                        6

"OPERATOR" means the Party that is entitled to direct exploration work, including work plans and budgets to be implemented, in respect of the Property, all in accordance with Section 5.1 hereof.

"OPERATOR'S FEE" has the meaning ascribed thereto in Section 5.1 hereof.

"OPTION PERIOD" means the period of time from the Effective Date to the date upon which the Optionee exercises the 75% Option or the Option terminates, all pursuant to the terms hereof.

"OPTIONEE" shall have the meaning ascribed thereto in the recitals hereto.

"OPTIONOR" shall have the meaning ascribed thereto in the recitals hereto.

"OPTIONOR NSR" shall have the meaning ascribed thereto in Section 4.1 hereof.

"OPTIONS" means the 50% Option, the 60% Option and the 75% Option, collectively.

"PARTIES" means the Optionor and the Optionee together, and "PARTY" means any one of them.

"PERMITTED ENCUMBRANCES" means;

      (a)   easements, rights of way, servitude and similar rights in land including, but not limited to, rights of way and servitude for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric power, telephone, telegraph or cable television conduits, poles, wires and cables which are not material;

      (b)   the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, grant or permit forming part of the Property, or by any statutory provision, to terminate any such lease, licence, grant or permit or to require annual or other periodic payments as a condition of the continuance of them, as well as all other reservations, limitations, provisos and conditions in any original grant from
      Governmental Authorities;

      (c)   the right of any Governmental Authority to levy taxes on minerals or the revenue therefrom and governmental restrictions on production rates on the operation of a mine on the Property, as well as all other rights vested in any Governmental Authority to control or regulate the Property pursuant to Applicable Laws;

      (d)   any liens, charges or other Encumbrances:

            (i)    for taxes, assessments or governmental charges;

            (ii)   incurred, created and granted in the ordinary course of
            business to a public utility or Governmental Authority in connection with operations

                                        7

            conducted with respect to the Property, but only to the extent those liens relate to Costs for which payment is not due; and

      (e)   any other rights or Encumbrances consented to in writing by the
      Optionce or granted by the Optionee.

"PERSON" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Authority and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

"PRESS RELEASE" shall have the meaning ascribed thereto in Section 6.4 hereof.

"PROPERTY" means collectively the Miscellaneous Interests and all permits, licenses and other documents of title, including replacement or substitute forms of documents of title, by virtue of which the holder is entitled to explore for, develop, produce, mine, recover, remove or dispose of minerals from on or within the lands comprising the Mineral Claims.

"SECOND ELECTION DATE" shall have the meaning ascribed thereto in Section 3.3 hereof.

"SECOND EXPLORATION PERIOD" shall have the meaning ascribed thereto in Section
3.2 hereof.

"STUDIES" means any and all studies pertaining to the Property, including all:

      (f)   geological, resource, reserve, mining and product quality studies;
      and

      (g)   socio-economic, environmental, transportation, infrastructure, power, market and financial studies.

"SUBSTANCE" means any contaminant, pollutant or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental
Law.

"SUCCESSORS" means successors and includes any successor continuing by reason of amalgamation or other reorganization and any Person to which assets are transferred by reason of a liquidation, dissolution or winding-up.

1.2   Schedules

The following Schedule to this Agreement, as listed below, is an integral part of this Agreement:

      Schedule      Description
      --------      ------------

      Schedule A    Property Description

                                        8

      Schedule B    Additional Definitions

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.1   Optionor's Representations and Warranties

The Optionor, to the best of its knowledge, represents and warrants to the
Optionee at the time of the execution of this Agreement as follows:

      (a)   the Optionor is the sole registered and beneficial owner of a 100%
            interest in the Property, free and clear of all Encumbrances, Claims and defects in title, other than the Permitted Encumbrances;

      (b)   during the term of this Agreement, the Optionor shall take all actions and do all things necessary or desirable to ensure that (i)
            no liabilities are incurred on the Property other than with the express written consent of the Optionee; and (ii) the Property remains free and clear of all Encumbrances whatsoever other than the
            Optionor NSR and the Permitted Encumbrances;

      (c)   the description of the Property set forth herein is true and correct;

      (d)   there have been no mines developed on the Property to the date hereof;

      (e)   it has obtained all required approvals and authorizations to grant the Options to the Optionee, and to transfer up to a 75% interest in the Property to the Optionee in accordance with the terms hereof, and the Optionor has sole and complete power and authority to deal with the Property in the manner contemplated in this Agreement;

      (f)   except for the Permitted Encumbrances and the rights of the Optionee under this Agreement, the Optionor has not done any act or suffered or permitted any action to be done whereby any Person may acquire any interest in or to the Property or minerals to be produced from the Property;

      (g)   no Person has any right under preferential, pre-emptive or first purchase rights or otherwise to acquire any interest in the Property that might be triggered by virtue of this Agreement or the transactions contemplated hereby;

      (h)   there is no actual, threatened or, to the best of its knowledge, contemplated Claim or challenge relating to the Property, nor to the best of its information, knowledge and belief is there any basis therefor, and there is not presently outstanding against the
            Optionor any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator which would have a material effect upon the Property;

                                        9

      (i)   all taxes, assessments, rentals, levies and other payments, as well as all reports, relating to the Property and required to be made, performed and filed to and with any Governmental Authority in order to maintain the Property in good standing have been so made, performed or filed, as the case may be;

      (j)   the Property is in good standing and in full compliance with the mining legislation and regulations of the Province of Saskatchewan;

      (k)   to the best of the Optionor's knowledge there has been no Claim made by any Aboriginal Peoples, nor is there any basis therefor, with respect to any right or interest in or to the Property;

      (1)   to the best of the Optionor's knowledge, conditions on and relating to the Property respecting all past and current operations thereon are in compliance in all material respects with all Applicable Laws, including all Environmental Laws;

      (m)   it has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon; and

      (n)   it is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Property and, except for this Agreement, no Material Contracts have been entered between the Optionor and any other Person with respect to the Property other than the Letter of Intent.

2.2   Representations and Warranties of the Parties

Each Party represents and warrants to the other as follows:

      (a)   it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation, amalgamation or continuance, as the case may be, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted;

      (b)   the execution, delivery and performance of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof by it (to the extent required herein) and the consummation of the transactions contemplated hereby will not, conflict with any of, or require the consent or waiver of rights of any Person under, its constating documents or by-laws, nor to the best of its knowledge do or will any of the foregoing:

            (i)    violate any provision of or require any consent,
            authorization or approval under any Applicable Law;

                                       10

            (ii)   conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval which has not been obtained under any agreement or instrument to which it is a party or by which it is bound or to which any of its property is subject; or

            (iii)  result in the creation of any Encumbrance upon its interest in the Property, in the case of the Optionor;

      (c)   it has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on its part;

      (d)   this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought; and

      (e)   it has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein.

No investigations made by or on behalf of a Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party in or pursuant to this
Agreement. No waiver by a Party of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision.

2.3   Nature and Survival

      (a)   All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated in this Agreement shall be deemed to be representations and warranties made by such Party under this Agreement.

      (b)   The representations and warranties contained in this Article 2 shall survive the execution and delivery of the Joint Venture Agreement and shall continue in full force and effect for the duration of the Joint
      Venture Agreement.

      (c)   If, prior to the expiry of the survival periods provided for in
      Section 2.3(b), no written Claim shall have been made under this Agreement against a Party for any misstatement, inaccuracy or incorrectness or breach of any representation or warranty made in this Agreement by such
      Party, such Party shall have no further liability under this Agreement with respect to such representation

                                       11

      or warranty. In providing a Claim, the Party making the Claim shall not be obligated to set out in the Claim the amount of Costs suffered by such
      Party, if such Costs, as at the time of making the Claim, are not reasonably ascertainable.

ARTICLE 3 OPTION

3.1   Grant of 50% Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "50% OPTION") exercisable in the manner described herein, to acquire a 50% legal and beneficial interest in the Property free and clear of all
Encumbrances and Claims other than the Permitted Encumbrances and the Optionor
NSR, which interest shall vest on the date (the "ACQUISITION DATE") upon which each of following events has been completed:

      (a)   cash payments made by the Optionee to the Optionor, as follows:

            --------------------------------------------------------------------
            On or prior to the earlier of December 9,2005
            and the Execution Date                                   Cdn $25,000
            --------------------------------------------------------------------
            On or prior to April 1,2006                              Cdn $25,000
            --------------------------------------------------------------------
            On or prior to April 1,2007                              Cdn $50,000
            --------------------------------------------------------------------
            On or prior to April 1,2008                             Cdn $50,000;
            --------------------------------------------------------------------

      (b)   the issuance by the Optionee of NWT Shares to the Optionor, as follows:

            --------------------------------------------------------------------
            On or prior to the earlier of December 9,         100,000 NWT Shares
            2005 and the Execution Date
            --------------------------------------------------------------------
            On or prior to April 1,2006                       100,000 NWT Shares
            --------------------------------------------------------------------
            On or prior to April 1,2007                      100,000 NWT Shares;
            --------------------------------------------------------------------

            and

      (c)   the completion of exploration Expenditures by the Optionee of a minimum of Cdn$2,000,000 on the Property, as follows:

            (i)    Cdn$500,000 (the "INITIAL EXPENDITURES") by April 1,
                   2006, subject to the availability of airborne equipment,
                   flight availability, and availability of drilling and
                   exploration equipment on such terms as are reasonable to the
                   Optionee, acting reasonably. If such equipment is not
                   available on such terms as are acceptable to the Optionee, acting reasonably, the Optionor hereby agrees to consent

                                       12

                   to a later deadline for the completion of the Initial
                   Expenditures by the Optionee, which later deadline shall be mutually agreed upon by both the Optionor and the Optionee, each acting reasonably. The Optionee has agreed to reimburse the Optioner for airborne surveys carried out on the property since the completion of the Letter of Agreement. Such
                   payment, which is estimated to be Cdn $100,000, will form
                   part of and will count towards the Initial Expenditures, and will be payable on the Execution date.

            (ii)   a further Cdn$750,000 on or prior to April 1,2007; and

            (iii)  a further Cdn$750,000 on or prior to April 1,2008.

            Expenditures in excess of the minimum requirements set forth above in any given year shall count towards the minimum Expenditures set forth above in subsequent years.

Forthwith upon completion of each of the above events set forth in subsections
3.1 (a), (b) and (c), the Optionor will take all actions and do all things necessary or desirable to effect a transfer of 50% of its legal and beneficial right, title and interest in and to the Property to the Optionee in accordance with Article 4 below.

3.2   Grant of 60% Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "60% OPTION") exercisable in the manner described herein, to acquire a further 10% legal and beneficial interest in the Property (for an aggregate
60% legal and beneficial interest in the Property) free and clear of all
Encumbrances and Claims other than the Permitted Encumbrances and the Optionor
NSR.

In order to exercise its 60% Option, the Optionee must (i) provide written notice of such election to the Optionor within 90 days from the Acquisition Date
(the date of such written notice being hereinafter referred to as the "ELECTION
DATE") and (ii) complete a further Cdn$2,000,000 in exploration Expenditures on the Property within the period commencing on the Election Date and terminating on the second anniversary of the Election Date (the "SECOND EXPLORATION
PERIOD"), and the Optionee shall be required to complete minimum annual
Expenditures on the Property of Cdn$500,000 in each year of the Second
Exploration Period.

Upon completion of aggregate exploration Expenditures of Cdn$2,000,000 on the
Property during the Second Exploration Period as required pursuant to this
Section 3.2, the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a further 10% of its legal and beneficial right, title and interest in and to the Property to the Optionee, such that the
Optionee thereafter holds a 60% legal and beneficial interest in the Property in accordance with Article 4 below.

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3.3   Grant of 75% Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "75% OPTION") exercisable in the manner described herein, to acquire a further 15% legal and beneficial interest in the Property (for an aggregate
75% legal and beneficial interest in the Property) free and clear of all
Encumbrances and Claims other than the Permitted Encumbrances and the Optionor
NSR.

In order to exercise its 75% Option, the Optionee must (i) provide written notice of such election to the Optionor within 90 days following the date upon which it has fully exercised its 60% Option (the date of such written notice being hereinafter referred to as the "SECOND ELECTION DATE"); (ii) complete a
Feasibility Study on the Property within the period commencing on the Second
Election Date and terminating on the second anniversary of the Second Election
Date (the "DEVELOPMENT STAGE"); (iii) issue 200,000 NWT Shares to the Optionor as soon as reasonably practical following the Second Election Date; and (iv)
complete minimum annual budgeted programs on the Property of Cdn $500,000 per year for each full year of the Development Stage. Notwithstanding the foregoing, the Optionee may elect prior to the expiry of the Development Stage to extend such Development Stage for an additional two year period by paying to the
Optionor a fee of Cdn$250,000 in advance for each incremental year of such extension.

Upon completion of each of the above events set forth in subsections 3.3(i),
(ii), (iii) and (iv), the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a further 15% of its legal and beneficial right, title and interest in and to the Property to the Optionee, such that the Optionee thereafter holds a 75% legal and beneficial interest in the Property in accordance with Article 4 below.

3.4   No Obligation

The Optionee has the right, but not the obligation, to incur the Expenditures, issue the NWT Shares and do all other things necessary in order to exercise the
50% Option, the 60% Option and the 75% Option pursuant to this Article 3.

3.5   Notice of Option

The Optionee shall have the right to register notice of this Agreement for the sole purpose of giving notice of its Option rights hereunder. Such notice shall be removed by the Optionee upon termination of this Agreement.

3.6   Optionor NSR

The Optionor NSR, if any, shall be payable to the Optionor in equal quarterly instalments commencing at the end of the first full calendar quarter during which such Optionor NSR becomes payable. The reasonably estimated amount of the
Optionor NSR, if any, payable for each calendar quarter shall be paid within 60 days after the end of the quarter to which it relates, accompanied by a statement for the quarter in question. The balance, if any, of the Optionor NSR payable for a full calendar year shall be paid within 60 days after the end of the calendar year in question, accompanied by a statement of the

                                       14

Optionor NSR for such year, duly certified by a chartered accountant appointed for such purpose. Any overpayment for a calendar year shall be deductible from payments due in subsequent year(s).

ARTICLE 4 VESTING OF INTEREST

4.1   Vesting of 50% Interest

Should the Optionee take all actions and do all things necessary to exercise the
50% Option in accordance with Section 3,1, then;

      (a)   the Optionee shall give notice to the Optionor of such fact;

      (b)   the Parties shall execute the Joint Venture Agreement in accordance with Section 4.4 below and, until such execution, the Parties shall be deemed to have executed same; and

      (c)   the Optionor will take all actions and do all things necessary or desirable to effect a transfer of 50% of its legal and beneficial right, title and interest in and to the Property to the Optionee, such that the
      Optionee thereafter holds a 50% legal and beneficial interest in the
      Property.

In consideration for the transfer such 50% interest, the Optionor shall be entitled to receive an aggregate NSR of three percent (3%) of the Net Smelter
Returns (as defined in Schedule "B" hereto) derived from the Property following the commencement of Full Scale Production (as defined in Schedule "B" hereto)
thereon (the "OPTIONOR NSR").

4.2   Vesting of 60% Interest

Should the Optionee take all actions and do all things necessary to exercise the
60% Option in accordance with Section 3.2, then:

      (a)   the Optionee shall give notice to the Optionor of such fact; and

      (b)   the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a further 10% of its legal and beneficial right, title and interest in and to the Property to the
      Optionee, such that the Optionee thereafter holds a 60% legal and beneficial interest in the Property.

4.3   Vesting of 75% Interest

Should the Optionee take all actions and do all things necessary to exercise the
75% Option in accordance with Section 3.3, then:

      (a)   the Optionee shall give notice to the Optionor of such fact;

      (b)   the Optionor will take all actions and do all things necessary or desirable to effect a transfer of a further 15% of its legal and beneficial right, title and

                                       15

      interest in and to the Property to the Optionee, such that the Optionee thereafter holds a 75% legal and beneficial interest in the Property;

      (c)   this Agreement shall be terminated except for Articles 2,6 and 7
      (reps and warranties, confidentiality and indemnification) which shall continue in full force and effect; and

      (d)   neither Party shall be liable to the other as a result of such termination of this Agreement, save and except for prior breaches hereunder.

4.4   Joint Venture Agreement

      (a)   Upon the Optionee exercising its 50% Option pursuant to Section 3.1 hereof, the Parties shall be deemed to have formed a new joint venture
      (the "JOINT VENTURE"), and subject to the Optionor continuing to exercise the Option during the Option Period, the percentages of the contributions of each of the Parties shall be adjusted accordingly, such that each Party shall be deemed to have contributed the following amounts to the Joint
      Venture on a going-forward basis:

      (i)   the Optionee shall be deemed to have contributed an amount equal to its actual exploration expenditures completed on the Property to the applicable date in accordance with Article 3 hereof (the "ACTUAL
            EXPENDITURES"); and

      (ii)  the Optionor shall be deemed to have contributed an amount in relation to the Actual Expenditures which is proportionate to the respective interests of the Parties in the Property as at such date.

      (b)   If either of the Parties allows its interest in the Joint Venture to be diluted below a 10% participating interest in the Property, then such
      Party's interest will revert to a 3% NSR which, for greater certainty, shall be in addition to the Optionor's NSR. The Optionor's NSR shall rank first in priority. To calculate a Party's interest in the Joint Venture, the deemed expenditures of such Party pursuant to subsection (a) above shall be divided by the total deemed expenditures incurred by both Parties pursuant to subsection (a) above.

      (c)   The Parties agree and acknowledge that (i) the Parties shall at all times use their best efforts to negotiate and adopt a mutually acceptable work program with respect to the Property; and (ii) in the event that the
      Parties are unable to establish a mutually acceptable work program with respect to the Property, the Optionee shall have the authority to make the final determination with respect to all such matters.

      (d)   After the formation of the Joint Venture, both of the Parties shall contribute to further programs on the Property based upon the respective interests in the Property. On or before the exercise by the Optionee of its 50% Option pursuant to Section 3.1 hereof, the Parties shall negotiate in good faith and use their best efforts to execute the Joint Venture
      Agreement governing the Joint

                                       16

      Venture. The Joint Venture Agreement shall incorporate the terms set out herein in respect of the relationship of Parties in the Joint Venture and such other terms as the Parties may agree.

      (e)   In the event that the Parties are unable to execute the Joint
      Venture Agreement in a mutually agreeable form, the Parties shall submit the matter to an independent mediator in the City of Toronto which mediator shall be appointed by mutual agreement of the Parties, acting reasonably. The Parties further agree and acknowledge that the determination of such independent mediator shall be final and binding on the Parties. The costs and expenses of such independent mediator shall be borne equally by the Parties, or in such other proportion as may be determined by the independent mediator.

ARTICLES OPTION PERIOD OPERATIONS

5.1   Option Period Matters

      (a)   During the Option Period;

            (i)    the Operator shall have the sole and exclusive right to carry out exploration programs on the Property, and each of the Parties shall have the right of reasonable access to the Property;

            (ii)   the Operator shall maintain the Property in good standing by paying all appropriate mining duties, taxes or other applicable fees and filing all exploration reports, including those duties and reports referred to in the mining legislations and regulations of the Province of Saskatchewan (and, for greater certainty, the proceeds of the Expenditures incurred pursuant to Article 3 may be applied towards such payments but in no circumstances shall this subsection be construed so as to require any expenditures to be incurred on the Property by the Optionee in excess of the applicable
            Expenditures set forth in Article 3 hereof);

            (iii)  the Optionor shall be the Operator of the Property until such time as the Optionee has fully exercised its 60% Option, and thereafter, the Optionee will act as Operator of the Property;

            (iv)   the Optionor will receive an annual management fee equal to
            10% of the exploration Expenditures incurred on the Property (the
            "OPERATOR'S FEE") in each respective year of its operation thereof;

            (v)    all Operator's fees paid, and all payments necessary to keep the Property in good standing, during the Option Period will count towards the minimum Expenditure requirements of the Optionee noted
            in Article 3 above;

            (vi)   at all times following the Acquisition Date, neither Party may enter into any agreement or understanding with any third party concerning its

                                       17

            interest in the Property without the prior written consent of the other Party, which consent may not be unreasonably withheld;

            (vii)  subject to subsection 4.4(c) hereof, the Operator shall, at the direction and under the control of the Optionee, prepare, or cause to be prepared, such programs, budgets and studies as would enable the Optionee to incur the Expenditures as provided in Section
            3.3 hereof The Optionor and Optionee shall establish a management committee consisting of the chief executive of each Party, and their respective senior geologist (the "MANAGEMENT COMMITTEE"). The content and timing of the programs, budgets and studies as discussed above must be presented to the Management Committee for approval. In the event of a deadlock of the Management Committee, the Optionee shall cast the deciding vote;

            (viii) the Operator shall ensure that all work so performed is done in accordance with good mining practice and In compliance with all
            Applicable Laws and shall indemnify the other Party from and against all Claims in respect of such work, including liens arising from the non-payment of workers or suppliers;

            (ix)   the Operator shall use its best efforts to ensure that all budgeted exploration expenditures incurred on the Property shall constitute "Canadian exploration expenses" as defined in the Income
            Tax Act (Canada) as amended from time to time, and all rules and regulations made pursuant thereto, and any proposed amendments thereto;

            (x)    the Operator shall report on all such work so performed or being performed on such regular intervals and in such detail as the other Party may request;

            (xi)   both Parties shall have access to the Property, at their sole risk and expense, and to all records pertaining to the Property;

            (xii)  both Parties shall have the right to propose that a portion of the Property be abandoned ("INFERTILE PROPERTY") and, if the
            Parties should agree, the Infertile Property shall be abandoned. In the event of deadlock, the Optionee shall cast the deciding vote on whether or not to abandon the Infertile Property;

            (xiii) the Optionor shall use its best efforts to seek and advise the Optionee of all available provincial and federal tax credits for exploration work conducted in connection with the Property, and shall, when directed, apply for same for the benefit of the Optionee in the event that the Optionee funds the Expenditures in connection with such exploration work, further to Article 3 hereof; and

            (xiv)  the Optionee shall have the right to audit the expenditures of the Optionor in respect of the Property, and the Optionor, while acting as the

                                       18

            Operator, must provide the Optionee with monthly status
            reports as to progress of exploration on the Property and the associated expenditures in relation to such exploration on the Property.

ARTICLE 6 CONFIDENTIALITY AND INFORMATION

6.1   Confidentiality of Information

All information provided to or received by the Parties hereunder shall be treated as Confidential ("CONFIDENTIAL INFORMATION"). The Optionee and the
Optionor shall each solicit the consent of the other to the disclosure of
Confidential Information in circumstances other than those set forth in Section
6.2 and such consent shall not be unreasonably withheld or delayed.

6.2   Permitted Disclosure

The consent required by Section 6.1 shall not apply to a disclosure to:

      (a)   comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction;

      (b)   a director, officer or employee of a Party;

      (c)   an Affiliate of a Party;

      (d)   a consultant, contractor or subcontractor of a Party that has a bona fide need to be informed;

      (e)   any third party to whom the disclosing Parry may assign any of its rights under this Agreement; or

      (f)   a bank or other financial institution from which the disclosing
      Party is seeking equity or debt financing,

provided, however, that in the case of Sections 6.2(e) and (f) the third party or parties, as the case may be, agree to maintain in Confidence for A period of not less than two years with respect to any of the Confidential Information so disclosed to them.

6.3   Exception

The obligations of Confidence and prohibitions against use under this Agreement shall not apply to information that the disclosing Party can show by reasonable documentary evidence or otherwise;

      (a)   as of the Effective Date, was in the public domain;

      (b)   after the Effective Date, was published or otherwise became part of the public domain through no fault of the disclosing party or an Affiliate thereof (but

                                       19

      only after, and only to the extent that, it is published or otherwise becomes part of the public domain);

      (c)   was information that the disclosing party or its Affiliates were required to disclose pursuant to the order of any Governmental Authority or judicial authority.

6.4   Joint Press Release

The Optionor and the Optionee acknowledge that each of them has an obligation to disclose, inter alia, a summary of the terms and conditions of this Agreement to its shareholders pursuant to Applicable Laws ("PRESS RELEASE"). The Parties agree to cooperate on the form of the Press Release. Notwithstanding the foregoing, it is acknowledged that the Press Release will disclose all information required pursuant to National Instrument 43-101 of the Canadian
Securities Administrators.

ARTICLE 7 INDEMNIFICATION

7.1   Mutual Indemnifications

The Optionor covenants and agrees with the Optionee, and the Optionee covenants and agrees with the Optionor (the Party so covenanting being referred to in this
Section as the "INDEMNIFYING PARTY", and the other Party being referred to in this Section as the "INDEMNIFIED PARTY") that the Indemnifying Party shall:

      (a)   be solely liable and responsible for any. and all Claims which the
      Indemnified Party or any of its respective directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, may suffer, sustain, pay or incur; and

      (b)   indemnify and save the Indemnified Party and its respective directors, officers, servants, agents and employees, together with the
      Successors, assigns, administrators, executors, heirs and all other legal representatives of the foregoing, harmless from any and all Claims which may be brought against or suffered by such Persons or which they may sustain, pay or incur,

as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Indemnifying Party under this Agreement (other than a breach or non-fulfillment of the Optionee's option to exercise any of the Options pursuant to Article 3 hereof) or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the Indemnifying
Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

For greater certainty and without limiting the generality of the foregoing, the
Parties acknowledge and agree that the Optionee shall not be responsible for any environmental

                                       20

or other liabilities accrued on the Property by the Optionor prior to the
Effective Date, and the Optionor hereby agrees to indemnify and hold harmless the Optionee and all of its directors, officers, servants, agents and employees, together with the Successors, assigns, administrators, executors, heirs and all other legal representatives of the Optionee, in connection with such matters.

ARTICLE 8 ADDITIONAL PROPERTY ACQUISITIONS

81    Acquisitions

The provisions of this Agreement shall apply mutatis mutandis with respect to any additional interest in any mineral, surface or water rights which either
Party acquires or leases, or to which it becomes entitled to acquire or lease, directly or indirectly, whether alone or in concert with another party, after the Effective Date and prior to December 31, 2007, where such additional interest is located within two (2) miles of the boundaries of the Property as it is comprised on the Effective Date.

ARTICLE 9 GENERAL

9.1   Rules of Interpretation

In this Agreement and the Schedule:

      (a)   time is of the essence in the performance of the Parties' respective obligations;

      (b)   unless otherwise specified, all references to money amounts are to
      Canadian currency;

      (c)   where a representation or warranty is made in this Agreement on the basis of the knowledge of the Optionor, such knowledge consists of the actual knowledge of the officers and senior managers of the Optionor after reviewing their files but does not include the knowledge of any other
      Person;

      (d)   the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement;

      (e)   the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

      (f)   unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Whenever any payment is to be made or

                                       21

      any action under this Agreement is to be taken on a day other than a
      Business Day, such payment shall be made or action taken on the next
      Business Day following;

      (g)   the use of the words, "include" or "including" shall be deemed to mean "include, without limitation", or "including, without limitation", if applicable.

9.2   Arbitration

      (a)   In the event of a dispute in relation to this Agreement, including, without limitation, the existence, validity, performance, breach or termination thereof, or any matter arising therefrom, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute.
      Submission to arbitration under this Section 9.2 shall be a condition precedent to bringing any action with respect to such dispute.

      (b)   Failing resolution satisfactory to either Party, either Party may request that the dispute be resolved by binding arbitration, conducted in
      English, in Toronto, Ontario. The Arbitration Act 1991 (Ontario), as may
      be amended from time to time, shall apply to such proceedings.

      (c)   To demand arbitration any Party (the "DEMANDING PARTY") shall give written notice to the other Party (the "RESPONDING PARTY"), which notice shall toll the running of any applicable limitations of actions by law or under this Agreement Such notice shall specify the nature of the allegation and issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 20 days of the receipt of the notice, the Responding Party shall answer the demand in writing, specifying the allegations and issues that are disputed.

      (d)   The Demanding Party and Responding Party shall each select one qualified arbitrator within 10 days of the Responding Party's answer. Each of the arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within 10 days of their selection.

      (e)   No later than 20 Business Days after hearing the representations and evidence of the Parties, the arbitrators shall make their majority determination in writing and deliver one copy to each of the Parties. The written decision of the arbitrators shall be final and binding upon the
      Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrators to any court. The decision rendered by the arbitrators may be entered into any court for enforcement purposes.

      (f)   The arbitrators may determine all questions in law and jurisdiction
      (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration.

                                       22

      (g)   A dispute of the Parties shall not constitute an Event of Force
      Majeure.

      (h)   The arbitrators shall have the right to grant legal and equitable relief and to award Costs (including legal fees and the Costs of arbitration) and interest. The Costs of any arbitration shall be born by the Parties in the manner specified by the arbitrators in their majority determination. The arbitrators may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

      (i)   All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in Section 9.8.

      (j)   The Parties agree to treat as Confidential Information, in accordance with the provisions of Article 6, the following; the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for purposes of the arbitration; the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this Section 9.2(j), a Party may disclose such Confidential
      Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under Article 6.

9.3   Force Majeure

      (a)   No Party hereto shall be liable under this Agreement to another
      Party for any failure to perform any of its obligations caused or arising out of any act not within the control of the Party, excluding lack of funds, but including, without limitation, acts said to be of God, strikes, lockouts or other industrial disputes, acts of a public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities (including environmental protection agencies, but excluding receipts for prospectuses or other approvals concerning financings), unavailability of equipment, interference of Persons primarily concerned about environmental or
      Aboriginal Peoples' rights issues and any other cause, whether of the kind enumerated above or otherwise, which is not reasonably within the control of the Party ("EVENT OF FORCE MAJEURE").

      (b)   No right of a Party shall be affected, and no Party shall be found in default, under this Agreement by the failure of such Party to meet any term or condition of this Agreement where such failure is caused by an
      Event of Force Majeure and, in such event, all times specified or provided for in this Agreement shall be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

                                       23

      (c)   A Party affected by an Event of Force Majeure shall take all reasonable steps within its control to remedy the failure caused by such event, provided however, that nothing contained in this Section 9.3 shall require any Party to settle any labour or industrial dispute or to test the constitutionality of any law enacted by any Legislature or Parliament of or within Canada.

      (d)   Any Party relying on the provisions of this section 9.3 shall forthwith give notice to the other Party of the commencement of an Event of Force Majeure and of its end.

9.4   Entire Agreement

This Agreement, including the Schedule to this Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Letter of Intent, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the
Party to be bound thereby.

9.5   Termination

This Agreement shall be terminated upon the occurrence of any of the following events:

      (a)   the date upon which the Optionee exercises its 75% Option in accordance with the terms hereof; or

      (b)   upon the Optionee failing to make any of the cash payments, issue any NWT Shares or incur any exploration Expenditures within the applicable time periods therefor prescribed by Article 3 hereof, if the Optionor has provided written notice of such failure to the Optionee and the Optionee has failed to rectify such failure within 45 days from the date of its receipt of such notice.

9.6   Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of
Ontario and the laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract.

9.7   Expenses

Except as otherwise provided, all Costs incurred in connection with this
Agreement and the transactions contemplated hereby shall be paid by the Party incurring them.

9.8   Notices

                                       24

Any notice or writing required or permitted to be given under this Agreement or any communication otherwise made in respect of this Agreement (referred to in this Section as a "NOTICE") shall be sufficiently given if delivered or transmitted by facsimile:

      (a)   In the case of a notice to the Optionor at:

            CanAlaska Ventures Ltd.
            2303 West 41st Avenue
            Vancouver, B.CV,
            V6M 2A3
            Attention: President
            Fax: (604) 685-6550

      (b)   in the case of a notice to the Optionee at:

            Northwestern Mineral Ventures Inc.
            Suite 1000
            36 Toronto Street Toronto, Ontario
            M5C 2C5
            Attention: Chief Executive Officer
            Fax: (416) 350-3510

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this
Section. Any Notice delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business
Day next following such day. Any Notice transmitted by facsimile or other form of electronic communication shall be deemed given and received on the first
Business Day after its transmission.

9.9   Assignment and Successors

The following apply with respect to assignment and Successors:

      (a)   this Agreement is binding upon and shall enure to the benefit of the
      Parties and their respective Successors and permitted assignees;

      (b)   at all times following the Acquisition Date, neither Party may assign its rights hereunder to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld;

      (c)   No assignment shall relieve a Party of its obligations hereunder without the written consent of the other Party, which consent may be unreasonably withheld.

9.10  Further Assurances

                                       25

Subject to the terms and conditions of this Agreement, the Optionor and the
Optionee will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated by this
Agreement, and from time to time, without further consideration, each Party will, at its own expense, execute and deliver such documents to any other Party as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Each of the Parties agrees to take all such actions as are within its power to control, and to use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in this Agreement which are for the benefit of any other Party.

9.11  Execution in Counterparts and by Facsimile

This Agreement may be executed by the Parties in separate counterparts and by facsimile, and each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       26

IN WITNESS WHEREOF the Parties have hereunto duly executed this Option Agreement as of the date first written above, with the understanding that this Agreement is subject to regulatory approval and approval by each of the Parties'
respective board of directors.

                                              CANALASKA VENTURES LTD.

                                              Per: /s/HARRY BARR
                                                   ---------------------------
                                                   Name:  HARRY BARR
                                                   Title: CHAIRMAN

                                              NORTHWESTERN MINERAL VENTURES
                                              INC.

                                              Per: /s/KABIR AHMED
                                                   ---------------------------
                                                   Name:  KABIR AHMED
                                                   Title: CHAIRMAN & CEO

                                       27

                                   SCHEDULE A

                             DESCRIPTION OF PROPERTY

                             CANALASKA VENTURES LTD.

                             WATERBURY LAKE PROJECT

PROPERTY, OWNERSHIP, LOCATION AND ACCESS

The property comprises nine mineral claims in six separate blocks totaling
12,417 hectares. They lie within the eastern part of the Athabasca Basin and are favorably located with respect to several known unconformity- type uranium deposits. They lie between 7.5 and 44 km south-southwest of Points North, a supply depot serviced by Saskatchewan Highway 905 and scheduled daily air service from Saskatoon and other point south. Private roads maintained by uranium companies Cameco and Cogema and numerous drill roads traverse the area;
they are not open to the public but private arrangements for their use may be possible. Chartered float or ski-equipped bush planes and helicopters are based at Points North.

The largest block (claim S-107965) is almost entirely within Waterbury Lake.

The company holds a 100% interest in the properties.

                               CLAIM AREA  PROJECT AREA  PROJECT AREA  EFFECTIVE
NUMBER  DISPOSITION  CLAIM NO.    (HA)         (HA)          (AC)       DATE

  1       claim      S-107839       801                               7-Jan-2005

  2       claim      S-107963       515                               7-Jan-2005

  3       claim      S-107964       540                               7-Jan-2005

                                       28

  4       claim      S-107965     3,764                               7-Jan-2005

  5       claim      S-107966     1,708                               7-Jan-2005

  6       claim      S-107967     1,337                               7-Jan-2005

  7       claim      S-107968     1,767                               7-Jan-2005

  8       claim      S-107998       997                              28-Jan-2005

  9       claim      S-107999       988                              28-Jan-2005

                                              12,417        30,682

PREVIOUS WORK

A large amount of work has been carried out primarily of zones outside of the present property. This work included airborne and ground electromagnetic and magnetic surveys, boulder prospecting and geochemistry, lake water and sediment geochemistry anad diamond drilling.

PROJECT GEOLOGY

Bedrock throughout the properties is overlain by a pervasive layer of unconsolidated deposits; surface investigation of bedrock lithology and geochemistry is therefore achieved mainly from glacially transported boulders.

Flat-lying Athabasca Group sandstones unconformably overlie the Arhcean and
Aphebian basement rocks throughout the properties with depths to the unconformity varying from about 150 in the more easterly blocks to perhaps 400 m in the north end of claim S-107965.

The boundary between the Wollaston and Mudjatic Domains trends NE-SW through the cluster of claim blocks.

                                       29

Archean granitoid domes (magnetic highs) and Aphebian metasediments as interpreted from magnetic data are indicated on accompanying maps. The properties are largely within interpreted Aphebian metasediments in places (as in S-107967) bordering Archean domes.

Two major fault systems with which major uranium deposits are associated traverse the area; the NE-SW trending Collins Bay is a broad zone of shearing lying southeast of claim S-107967 and a prominent east- west linear passes through the Cigar Lake and Sand Lake-Wolf Lake deposits. Inferred faults trending 105 deg. appear to offset basement formations on claims S107965 and
S-107967.

The main structures controlling mineralization at Cigar Lake and the Q 10 occurrence trend east-west. Other uranium deposits in the district appear to relate more to northeast-southwest structures.

Magnetic data on claim S-107965 suggest east-west trending metasediments adjacent to an Archean dome and one electromagnetic conductor trending 080 deg.
Indicates possible graphite horizons. The depth to basement is at or beyond the depth range of previous airborne electromagnetic systems and there would appear to be a good chance of detecting additional basement conductors with deeper penetrating systems now available.

Conductors shown on the accompanying maps are only those close to,or on the property claims; many other conductors lie within pelitic metasediments in areas between the project claims.

The Archean-Aphebian contact, close to the Collins Bay shear zone, on S-l07967 warrants further exploration.

Detailed study of available data is expected to generate targets of interest on other claims.

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PROPOSED EXPLORATION

A Megatem II airborne electromagnetic survey is proposed for the property claims.

Proposals for work on other claims are contingent upon on-going detailed studies of prior work.

                                  [MAP OMITTED]

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                                   SCHEDULE B

For the purposes of this Agreement, "NET SMELTER RETURNS" means the value for marketable minerals produced from the Mining Claims and received by the Optionee from a purchaser thereof, less the following deductions:

      (i)   all, costs, penalties and all other deductions incurred for smelting, refining and marketing;

      (ii)  all costs of transportation of materials from the Mining Claims for smelting, refining or sale;

      (iii) sales, use, severance, government royalties, and other taxes, if any, however denominated, payable with respect to the existence, severance, production, removal, sale or disposition of marketable minerals, but excluding any taxes on net income.

In the event that smelting or refining are carried out in facilities owned or controlled in whole or in part, by the Optionee, charges, costs and penalties with respect to such operations shall be deducted to the extent that the
Optionee would have incurred if such operations were carried out at facilities offering comparable services at facilities not owned or controlled by the
Optionee.

2.    For the purposes of this Agreement, "FULL SCALE PRODUCTION" means, with respect to any mine, the date when output of a product from operations which have operated continuously at such mine for a period of at least three (3)
consecutive calendar months equals or exceeds sixty-five percent (65%) of the rated plan capacity as set out in the Feasibility Study applicable to such mine.

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